Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-85870; Form S-3 No. 333-85312; Form S-3 No. 333-85314 and Form S-3 No. 333-98305) of US Unwired Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of US Unwired Inc., US Unwired Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of US Unwired Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Houston, Texas

March 11, 2005